Exhibit 5.3

January 22, 2018

Husky Energy Inc.

Re:	Consent of Independent Engineers

Dear Sir/Mesdames:

We hereby consent to the use of and reference to our name and our report auditing the crude oil, natural gas and natural gas liquids reserves estimates and respective net present values of Husky Energy Inc. (the “Company”) as of December 31, 2016, and the inclusion and incorporation by reference of information derived from our report, in the Company’s registration statement on Form F-10.

We also consent to the references to us under the headings “Experts” in the registration statement.

If you have any questions, do not hesitate to contact the undersigned.

Sincerely,

Sproule Associates Limited

/s/ Cameron P. Six, P.Eng.

Cameron P. Six, P.Eng.
President and CEO

CPS:smr

140 Fourth Avenue SW, Suite 900 Calgary, AB, Canada T2P 3N3 Sproule.com T +1 403 294 5500 F +1 403 294 5590 TF +1 877 777 6135